Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

CLS Massachusetts, Inc.

CannAssist, LLC,

THE MEMBERS OF CANNASSIST, LLC PARTY HERETO

and

DAVID NOBLE,

SOLELY IN HIS CAPACITY AS MEMBER REPRESENTATIVE HEREUNDER

dated as of

March 11, 2019

i

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of March 11, 2018, is entered into among CannAssist, LLC, a Massachusetts limited liability company (“Seller” or the “Company”), each of the members of the Company set forth on Annex A attached hereto (the “Members”) and David Noble, an individual resident of the Commonwealth of Massachusetts, as the Member Representative (“Member Representative”), and CLS Massachusetts, Inc., a Massachusetts corporation (“Buyer”). The Buyer, the Company, the Members, and the Member Representative are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, the Members own 100% of the issued and outstanding membership interests in the Company (the “Membership Interests”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, an eighty percent (80%) ownership interest in the Company (the “Purchased Interest”), on the terms and subject to conditions set forth herein (the “Acquisition”);

WHEREAS, as a result of the transactions contemplated in this Agreement, the Members will own a twenty percent (20%) ownership interest in the Company;

WHEREAS, concurrently with the execution of this Agreement, Jonathan Napoli (“Napoli”) is executing and delivering an employment agreement, the effectiveness of which is contingent upon the consummation of the transaction contemplated by this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Amended and Restated Operating Agreement” has the meaning set forth in Section 6.04.

“Ancillary Documents” means the Amended and Restated Operating Agreement and the Employment Agreement.

“Balance Sheet” has the meaning set forth in Section 3.06(a).

“Balance Sheet Date” has the meaning set forth in Section 3.06(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Massachusetts are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“CCC” means the Massachusetts Cannabis Control Commission.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” has the meaning set forth in Section 6.06(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, deed of trust, indenture, guaranty, license, Option, instrument and all other agreements, commitments and legally binding arrangements, including any and all amendments or modifications thereto, whether written or oral, express or implied.

“Direct Claim” has the meaning set forth in Section 8.04(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Employment Agreement” has the meaning set forth in Section 6.04.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Securities” means, with respect to any Person, any shares of capital stock, membership interest, limited liability company units, partnership interest, voting security, or other equity interest or any Options of any of the foregoing securities of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Final Approval” has the meaning set forth in Section 6.07.

“Financial Statements” has the meaning set forth in Section 3.06(a).

“Government Contracts” has the meaning set forth in Section 3.09(a)(v)

“Governmental Authority” means the CCC, the City of Leicester, Massachusetts, and any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to Seller, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by Seller on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (h) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06(a).

“Interim Financial Statements” has the meaning set forth in Section 3.06(a).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of each of the Members, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.10(b).

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of Seller, (b) the validity or effectiveness of the Permits or the Preliminary Approvals, (c) Seller’s receiving the Final Approval, or (d) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Suppliers” has the meaning set forth in Section 3.15.

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Options” means any options, warrants, purchase rights, subscription rights, pre-emptive rights, conversion rights, phantom stock, profit interests, appreciation rights, incentive units, exchange rights, calls, puts, rights of first refusal or other rights to acquire, or Contract requiring, and any securities which upon conversion, exercise or exchange would require, or may become obligated in respect of, the issuance, sale or transfer of any Equity Securities or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Securities.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Party” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of Seller for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of Seller for any Pre-Closing Tax Period.

“Preliminary Approvals” has the meaning set forth in Section 6.07.

“Purchased Interest” has the meaning set forth in the recitals.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by Seller, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Audited Financial Statements” has the meaning set forth in Section 3.06(b).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Intellectual Property” means all Intellectual Property that is owned by Seller.

“Seller IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which Seller is a party, beneficiary or otherwise bound.

“Seller IP Registrations” means all Seller Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Single Employer Plan” has the meaning set forth in Section 3.20(c).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.04(a).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents

“Union” has the meaning set forth in Section 3.21(b).

ARTICLE II
Purchase and sale

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the Purchased Interest, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Purchased Interest shall be Twenty-Five Million Dollars ($25,000,000.00) (the “Purchase Price”), payable to the Company at Closing. The Purchase Price shall be utilized to fund the build-out of the Company’s recreational cannabis grow facility at the Company’s leased premises and for initial working capital as set elsewhere in this Agreement

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver to Seller the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement; and

(ii) deposit the Purchase Price into a separate account of the Company to be disbursed in accordance with the terms set forth elsewhere in this Agreement.

(b) At the Closing, Seller shall deliver to Buyer:

(i) membership interests in the Company in an amount equal to the Purchased Interest; and

(ii) the Ancillary Documents and all other all agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Interest contemplated hereby shall take place at a closing (the “Closing”) to be held no later than ten (10) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Buyer’s counsel, or by such other means (e.g., facsimile or .pdf and overnight delivery of the original execution documents) or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.05 Withholding Tax. Buyer and Seller shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and Seller may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE III
Representations and warranties of seller and the MemberS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each of Seller and the Members, jointly and severally, represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Authority. Seller has full limited liability company power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer and the Members) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms. This Agreement has been duly executed and delivered by the Members, and (assuming due authorization, execution, and delivery by Buyer and Seller) this Agreement constitutes a legal, valid and binding obligation of the Members enforceable against the Members in accordance with its terms. When each Ancillary Document to which the Members are or will be a party has been duly executed and delivered by the Members (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 3.02 Organization and Qualification of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to qualify would not result in a Material Adverse Effect.

Section 3.03 Capitalization.

(a) The authorized and issued membership interests of Seller consist of 100 units of membership interest. All of the membership interests of Seller have been duly authorized, are validly issued, fully paid and non-assessable.

(b) The membership interests of Seller comprising the Purchased Interest have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own the Purchased Interest, free and clear of all Encumbrances.

(c) All of the membership interests of Seller were issued in compliance with applicable Laws. The membership interests were not issued in violation of the Organizational Documents of Seller or any other agreement, arrangement, or commitment to which Seller is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(d) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in Seller or obligating Seller to issue or sell any membership interests (including the Purchased Interest), or any other interest, in Seller. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the membership interests of Seller.

Section 3.04 No Subsidiaries. Seller does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by each of Seller and the Members of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Members; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Members are a party or by which Seller or the Members are bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of Seller; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Seller. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Members in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06 Financial Statements.

(a) As of the date hereof, Seller has provided annual unaudited balance sheets and income statements of the Company and any subsidiaries from inception as of and through December 31, 2018 (the “Unaudited Financial Statements”). The Unaudited Financial Statements are based on the books and records of Seller, are accurate in all material respects and fairly present the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated.

(b) Seller, shall provide to Buyer the annual audited balance sheets of the Company and any subsidiaries from inception as of and through December 31, 2018 and the related statements of income, stockholders’ equity and cash flows of the Company and any subsidiaries for the fiscal years then ended (collectively, the “Annual Financial Statements”). The Company and any subsidiaries shall make the Annual Financial Statements available to the Buyer not less than fourteen (14) Business Days prior to the Closing Date.

(c) Seller shall provide to Buyer quarterly, reviewed financial statements of the Company and any subsidiaries for each fiscal quarter and year-to-date through the most recent fiscal quarter-end that occurs prior to Closing for the period beginning on January 1, 2019 and ending on the date of such financial statements. Such financial statements are collectively referred to herein as the “Interim Financial Statements”, and together with the Annual Financial Statements and the Required Audited Financial Statements, the “Financial Statements.” Seller shall also provide to Buyer monthly unaudited balance sheets of the Company and any subsidiaries as of the final day of each month between the Balance Sheet Date and the date hereof, and for each such balance sheet, the related statements of income and stockholders’ equity of the Company and any subsidiaries for the period beginning on January 1, 2019 and ending on the date of each such unaudited balance sheet. The Company and any subsidiaries shall make the quarterly, reviewed financial statements and the monthly unaudited balance sheets available to the Buyer not less than fourteen (14) Business Days prior to the Closing Date.

(d) The Financial Statements are based on the books and records of Seller, are accurate in all material respects and fairly present the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Seller as of March 31, 2019 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

(e) The Financial Statements shall be prepared in accordance with GAAP from the books and records of the Company, and such books and records will have been maintained on a basis consistent with GAAP. Each balance sheet included in the Financial Statements (including the related notes and schedules) shall fairly present the financial position of the Company as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including the related notes and schedules) shall fairly present the results of operations and changes in cash flows of the Company for the periods set forth therein, in each case in accordance with GAAP. Since the Balance Sheet Date, there shall have been no change in any accounting (or tax accounting) policy, practice or procedure of the Company. The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP.

(f) Seller has maintained financial information and records of Seller, reflecting Seller’s financial operations, assets, and liabilities such that financial statements of Seller for the time periods required by Regulation S-X promulgated under the Securities Act of 1933, as amended, can be audited by an accounting firm qualified by the Public Company Accounting Oversight Board prior to the Closing (the “Required Audited Financial Statements”).

Section 3.07 Undisclosed Liabilities. Seller has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Seller, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents of Seller, other than the Amended and Restated Operating Agreement to be effective as of the Closing Date;

(c) split, combination or reclassification of any membership interests in Seller;

(d) issuance, sale or other disposition of, or creation of any Encumbrance on, any membership interests in Seller, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in Seller;

(e) declaration or payment of any distributions on or in respect of any membership interests in Seller or redemption, purchase or acquisition of any of Seller’s outstanding membership interests;

(f) material change in any method of accounting or accounting practice of Seller, except as disclosed in the notes to the Financial Statements;

(g) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(h) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(i) transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(j) abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration;

(k) material damage, destruction or loss (whether or not covered by insurance) to its property;

(l) any capital investment in, or any loan to, any other Person;

(m) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which Seller is a party or by which it is bound;

(n) any material capital expenditures;

(o) imposition of any Encumbrance upon any of Seller’s properties or assets, tangible or intangible;

(p) increase in the compensation of its employees other than in the ordinary course of business;

(q) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, or (ii) Benefit Plan, in each case whether written or oral;

(r) entry into any agreement with an Affiliate of Seller;

(s) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof; or

(u) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of Seller (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements, being “Material Contracts”):

(i) each Contract of Seller involving aggregate consideration in excess of $2,500 and which, in each case, cannot be cancelled by Seller without penalty or without more than 30 days’ notice;

(ii) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(iii) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which Seller is a party and which are not cancellable without material penalty or without more than 30 days’ notice;

(iv) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of Seller;

(v) all Contracts with any Governmental Authority to which Seller is a party (“Government Contracts”);

(vi) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii) any Contracts to which Seller is a party that provide for any joint venture, partnership or similar arrangement by Seller;

(viii) all Contracts between or among Seller on the one hand and any Affiliate of Seller on the other hand;

(ix) all collective bargaining agreements or Contracts with any Union to which Seller is a party; and

(x) any other Contract that is material to Seller and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) Seller does not own any Real Property. Seller has good title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable;

(ii) easements, rights of way, zoning ordinances and other similar minor encumbrances affecting Real Property that are recorded in the Register of Deeds office of Worcester County, Massachusetts none of which, individually or in the aggregate, (A) interfere with the present use of or occupancy of the affected parcel by the Company or any subsidiary, (B) have an effect on the value thereof or its use, (C) would impair the ability of such parcel to be sold, leased or subleased for its present use or (D) are material to the business of Seller; or

(iii) the lien on the personal property of the Company in connection with the loan from CLS Holdings USA, Inc. to the Company (the “CLS Holdings Loan”).

(b) Section 3.10(b) of the Disclosure Schedules lists all leases to which Seller is a party to, including all amendments, extensions, modifications or alterations to such leases, for each parcel of leased Real Property (collectively, “Leases”), including the address of such parcel of leased Real Property. The leased Real Property set forth on Section 3.10(b) of the Disclosure Schedules comprise all of the real property used in the conduct of the business of the Seller, and Seller does not own, operate, occupy, lease or sublease any real property other than such leased Real Property. Seller has delivered to Buyer a true and complete copy of each Lease. Except as disclosed in Section 3.10(b) of the Disclosure Schedules, the use and operation of the Real Property in the conduct of the business of Seller do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. Each Lease is valid and in full force and effect, is unmodified and represents the entire agreement between the applicable lessee and lessor; no party under any Lease is in default of its obligations under such Lease; the possession by Seller and quiet enjoyment of the leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Lease; and the other party to such Lease is not an Affiliate of Seller. Except as set forth on Section 3.10(b) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not constitute an event of default under, or require the consent of the other party to, any of the Leases and the continuation, validity and effectiveness of such Leases will not be adversely affected by the transactions contemplated by this Agreement.

Section 3.11 Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Seller are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. As of the date hereof, Seller makes no representations and warranties with respect to the condition of the leased Real Property, provided, however, that should Seller take possession of the leased Real Property prior to Closing, Seller will represent, as of the Closing Date, that the condition of the leased Real Property is otherwise as described in this Section 3.11. Furthermore, Seller has determined in its professional opinion that the leased Real Property provides a (a) suitable location and (b) is in a suitable condition (each to the best of its knowledge) for the purpose of operating a recreational cannabis grow facility.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules sets forth a complete and accurate list of all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, trade names and internet domain name registrations owned by Seller. Except as set forth in Section 3.12(a) of the Disclosure Schedules, Seller owns or has the right to use all Intellectual Property necessary to conduct the business as currently conducted. Seller’s ownership or right to use any of the Seller Intellectual Property necessary or useful for the operation of its business will not cease by reason of the execution, delivery, or performance of this Agreement.

(b) Except as set forth in Section 3.12(b) of the Disclosure Schedules: (i) Seller’s Intellectual Property as currently licensed or used by Seller, and Seller’s conduct of its business as currently conducted do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any of Seller’s Intellectual Property.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, no Action is pending or, to Seller’s Knowledge, threatened alleging that Seller or any of its Affiliates has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other Person, and, to Seller’s Knowledge, the conduct of the business of Seller and its Affiliates does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any other Person.

(d) Seller has taken commercially reasonable actions consistent with industry practices to maintain and protect all of its Intellectual Property, including the secrecy, confidentiality and value of trade secrets and other confidential information.

(e) The information technology systems used in the conduct of the business of Seller function as required to operate such business. Seller maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities. Since Seller’s inception, there have been no material outages, failures, interruptions or other adverse events (including any unauthorized intrusions or other data security breaches) affecting the business of Seller.

(f) Seller is, and since its inception has been, in compliance in all material respects with any privacy policies or related policies, programs or other notices of Seller that concern its collection or use of personal information.

Section 3.13 Inventory. All inventory of Seller, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of Seller, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of Seller have been determined in good faith, in accordance with sound accounting practices.

Section 3.15 Suppliers.  Section 3.15 of the Disclosure Schedules sets forth (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to Seller or to otherwise terminate or materially reduce its relationship with Seller.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the assets, business, operations, employees, officers and managers of Seller (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Seller. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of Seller pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Seller and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by Seller affecting any of its properties or assets (or by or against any Affiliate of Seller and relating to Seller); or (b) against or by Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Seller or any of its properties or assets.

Section 3.18 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.18 of the Disclosure Schedules, Seller has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) Except as set forth in Section 3.18 of the Disclosure Schedules, all Permits required for Seller to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to Seller, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19 Environmental Matters.

(a) Seller is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of Seller and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of Seller as currently carried out.

(c) To Seller’s knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of Seller or any real property currently or formerly owned, operated or leased by Seller, and Seller has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of Seller (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(d) Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(e) Seller has provided or otherwise made available to Buyer and listed in Section 3.19(e) of the Disclosure Schedules, or will provide prior to the Closing Date: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of Seller or any currently or formerly owned, operated or leased real property which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(f) Seller is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of Seller as currently carried out.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of Seller or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of Seller or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section

430(k) of the Code. No Single Employer Plan covering employees of Seller which is a defined benefit plan has an “adjusted funding target attainment percentage”, as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with sound accounting practices.

(d) Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (v) participated in a multiple employer welfare arrangements (MEWAs).

(e) Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Seller or any of its Affiliates other than ordinary administrative expenses typically incurred in a termination event. Seller has no commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(g) There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any manager, officer, employee, independent contractor or consultant, as applicable. None of Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(h) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance

(including notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(i) Each individual who is classified by Seller as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(j) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of Seller to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of Seller to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of Seller as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of Seller for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet) and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b) Seller is not a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of Seller, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any of its employees. Seller has no duty to bargain with any Union.

(c) Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices. All individuals characterized and treated by Seller as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of Seller classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of Seller.

Section 3.22 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by Seller have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where Seller does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(e) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(f) Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(g) Seller has delivered to Buyer copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Seller for all Tax periods since Seller’s inception.

(h) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Seller.

(i) Seller is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(j) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to Seller.

(k) Seller has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Seller has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(l) Effective on the date of formation, Seller made a valid and timely election to be treated as a corporation for US federal income tax purposes and has been so treated in all Tax years since the date of formation. Seller has never made an election to be treated as an S-corporation for US federal, state, local or foreign tax purposes.

Section 3.23 Books and Records. The minute books of Seller have been made available to Buyer, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of Seller contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the manager, and no meeting, or action taken by written consent, of any such members or manager has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller or the Members.

Section 3.25 Full Disclosure. No representation or warranty by Seller or the Members in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Section 4.01 Authorization. Such Member has the right, power, authority and capacity to execute and deliver this Agreement and each Ancillary Document and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Documents by the Members and the consummation of the Transactions have been duly authorized by all required action on the part of the Members. This Agreement and the Ancillary Documents have been duly executed and delivered by such Member, and do or shall, as the case may be, constitute a valid and binding agreement of such Member enforceable against such Member in accordance with their respective terms, except as the enforceability thereof may be limited by subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.02 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Documents, the consummation of the Transactions and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel (a) any contract, agreement, permit, franchise, license or other instrument applicable to such Member, (b) any judgment, decree or order of any Governmental Authority to which such Member is a party or by which such Member or any of its properties are bound, or (c) any Law or arbitration award applicable to such Member.

Section 4.03 Ownership of Equity.

(a) Such Member has good and valid title to and beneficial ownership of the number of Membership Interests of the Company set forth next to such Member’s name on Annex A, and such Membership Interests are (i) validly issued, fully paid, and nonassessable, and (ii) free and clear of all Encumbrances.

(b) Other than the Membership Interests listed on Annex A, such Member owns no Equity Security of the Company or any subsidiary, or any Option to have any such Equity Security issued.

Section 4.04  Legal Proceedings. There are no Actions pending or, to the knowledge of such Member, threatened against, relating to or involving such Member which could reasonably be expected to adversely affect such Member’s ability to consummate the Transactions.

Section 4.05  Amounts Owed to Members. Neither the Company nor any subsidiary owes or is obligated to pay such Member any amount.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by

Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller and the Members) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.03 Investment Purpose. Buyer is acquiring the Purchased Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the membership interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Purchased Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06 Due Diligence. The Buyer has had such opportunity it deemed adequate to obtain from the Members such information about the business and affairs of the Company as is necessary to permit Buyer to evaluate the merits and risks of the transactions contemplated by this Agreement. The Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks of the transactions contemplated by this

Agreement. Notwithstanding the foregoing, the Buyer is relying upon the accuracy of the representations and warranties of the Seller and the Members provided in Article III and Article IV, respectively and their assurances provided elsewhere in this Agreement in order to enter into the transactions contemplated by this Agreement and nothing in this statement shall alter or diminish the effects of those representations, warranties and assurances in any respect.

Section 5.07 Government Approvals. To Buyer’s knowledge, there is no fact, circumstance or condition regarding the Buyer that would reasonably be likely to cause a Governmental Authority to determine that the Buyer is unsuitable to obtain any Governmental Approvals necessary to consummate the transactions contemplated by this Agreement and the operation of the Company’s business.

ARTICLE VI
Covenants

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), each of Seller and the Members shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, Permits (including without limitation the Preliminary Approvals), goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, each of Seller and the Members shall:

(a) cause the Company to preserve and maintain all of its Permits (including without limitation the Preliminary Approvals), and shall not take any action which would result in the cancellation or forfeiture of any of the Preliminary Approvals or other regulatory permits, approvals and certificates or that would have the purpose or effect of causing any of the Preliminary Approvals or other Permit not to be in full force and effect;

(b) cause the Company to pay its debts, Taxes and other obligations when due;

(c) cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f) cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) cause the Company to maintain its books and records in accordance with past practice;

(h) cause the Company to comply in all material respects with all applicable Laws;

(i) not create, incur, permit, allow or take any action to create any Encumbrance on any of its assets other than Permitted Encumbrances; and

(j) cause the Company not to take or permit any action that would cause any of the changes, events, or conditions described in Section 3.08 to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, each of Seller and the Members shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Members to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller or the Members in this Agreement.

Section 6.03 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller and the Members shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from the CCC regarding Seller’s provisional license or from either of the City of Leicester, Massachusetts or the Commonwealth of Massachusetts regarding Seller’s license applications, or any fact, circumstance, event or action that would reasonably be likely to affect the issuance of the Final Approval and any other approvals required by any Governmental Authority for the conduct of Seller’s business;

(iv) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(v) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.03 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or the Members in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.04 Amended and Restated Operating Agreement and Employment Agreement. Effective as of the Closing, (i) Seller shall adopt an Amended and Restated Operating Agreement of Seller, in the form attached hereto as Exhibit A (the “Amended and Restated Operating Agreement”); and (ii) Buyer and Napoli will enter into an Employment Agreement, in the form attached hereto as Exhibit B (the “Employment Agreement”).

Section 6.05 Confidentiality. From and after the Closing, Seller and the Members shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Buyer, except to the extent that Seller or the Members, as applicable, can show that such information (a) is generally available to and known by the public through no fault of Seller, the Members, or any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, the Members, or any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller, the Members, or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller or the Members, as applicable, shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller or the Members, as applicable, is advised by its counsel in writing is legally required to be disclosed, provided that Seller and the Members shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.06 Non-Competition; Non-Solicitation.

(a) In consideration of the mutual promises contained in this Agreement, including, without limitation, those involving the consideration paid by the Buyer to the Seller, each of Seller and the Members covenants and agrees that for a period ending five years following the Closing Date, Seller and the Members shall not, directly or indirectly (i) induce any current or future employee of Seller to terminate his or her employment with Seller; or (ii) take any action for the intended purpose of interfering with any other business relationships that the Seller has with any other Person.

(b) Seller and the Members acknowledge that the restrictive periods contained in Section 6.06(a) are reasonable under the circumstances. Moreover, it is the desire and intent of the parties that the provisions of Section 6.06(a) be enforceable to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the parties agree that if a Governmental Authority determines subsequently that the terms of Section 6.06(a) are unenforceable, such Governmental Authority shall reform the terms by specifying the greatest time period and/or geographic area that would not render the terms unenforceable. Each of Seller and the Members specifically agrees that, in the event of a breach or threatened breach of Section 6.06(a), Buyer and/or its Affiliates would suffer irreparable injury and damages at law would be an insufficient remedy, and Buyer and/or its Affiliates shall be entitled to seek equitable relief by way of temporary or permanent injunction (or any other equitable remedies), without proof of actual damages and without the need to post bond or other security.

Section 6.07 CCC and Massachusetts Approvals. Seller and the Members shall file all applications with the CCC, the City of Leicester, Massachusetts and all other relevant state and local authorities, and shall use their best efforts, with the cooperation of Buyer, to secure from the CCC, the City of Leicester, Massachusetts and all other applicable licensing authorities on or prior to the Closing Date, a provisional license from the CCC to own and operate a recreational cannabis cultivation and manufacturing facility at the Seller’s leased premises in the City of Leicester, Massachusetts, including the provisional license provided for pursuant to Title 935, Chapter 500, Section 103(1) of the Code of Massachusetts Regulations, the change of ownership and control request approval provided for pursuant to Title 935, Chapter 500, Section 104(1)(b) of the Code of Massachusetts Regulations, and any similar local provisional licenses that must be obtained from the City of Leicester, Massachusetts and from any other local authorities (collectively, the “Preliminary Approvals”).

Section 6.08 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities and third parties that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents, including without limitation such filings and submissions to the CCC and the City of Leicester, Massachusetts to obtain the approvals as set forth in Section 6.07. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 6.09 Audited Financial Statements. Seller shall use best efforts to have the Required Audited Financial Statements completed and audited prior to the Closing. If the Required Audited Financial Statements have not been completed and audited prior to June 30, 2019, then Buyer shall have the right to hire an accounting firm of its choosing to audit Seller’s financial statements, at Seller’s sole expense. Seller shall prepare any additional financial statements and financial information that is required to be included in any of Buyer’s periodic reports or registration statements filed with the Securities and Exchange Commission.

Section 6.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.11 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.12 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VII
Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, to the condition that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller and the Members contained in Article III and Article IV of this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Each of Seller and the Members shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller and the Members shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyer or Seller which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) Seller shall have received all consents, authorizations, orders and approvals from third parties (including a written confirmation from Seller’s landlord of the leased premises that such landlord acknowledges Buyer’s ownership of the Purchased Interest and that the terms of the lease at and following closing will continue to be the same as those in place prior to the date hereof) and from the Governmental Authorities referred to in Section 3.05 and Section 6.07, in each case, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

(e) Sellers shall have received the Preliminary Approvals, in each case, in form and substance reasonably satisfactory to Buyer, and no such Preliminary Approval shall have been modified or revoked.

(f) The CCC, City of Leicester and any other applicable Government Authorities shall have approved the ownership by Buyer of the Purchased Interest.

(g) Seller shall have received all building permits and entered into all construction contracts (at least two proposed construction contracts shall have been presented to Buyer as options for its consideration), on terms reasonably acceptable to Buyer (which terms are consistent with the approved budget described below), to construct the planned recreational cannabis grow facility at the Seller’s leased premises in the City of Leicester, Massachusetts;

(h) Seller shall have prepared a budget, which budget has been approved by Buyer in its reasonable discretion, for the construction and build out of the planned recreational cannabis grow facility at the Seller’s leased premises in the City of Leicester, which budget shall include amounts to be paid at set dates based on the achievement of agreed upon milestones, and which total budget shall not exceed $25,000,000 without the consent of Buyer, which may be granted or withheld in its sole discretion;

(i) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, including, without limitation, any change in any federal, state or local laws or regulations, or the enforcement thereof, that would have an adverse effect on the cannabis industry in general or the business of Seller, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(j) The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(k) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(l) Seller shall have delivered to Buyer membership interests in the Company in an amount equal to the Purchased Interest.

(m) Seller shall have no Indebtedness except with respect to the CLS Holdings Loan.

(n) Seller shall have delivered to Buyer the Required Audited Financial Statements.

(o) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the Manager and Members of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(p) Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for Seller from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Seller is organized.

(q) Seller shall have established a separate construction bank account in the name of the Company with Jeffrey Binder (or his designee) as the sole signatory into which the Purchase Price shall be deposited.

(r) Buyer shall have received an environmental report or study of the leased premises, the results of which are satisfactory to Buyer (in its sole discretion).

(s) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller and the Members. The obligations of Seller and the Members to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller and the Members.

(e) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) Buyer shall have deposited cash in an amount equal to the Purchase Price into a separate bank account of the Company to be disbursed to fund the build-out of the Company’s recreational cannabis grow facility at the Company’s leased premises and for initial working capital as set forth elsewhere in this Agreement.

(h) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen months from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.03, Section 3.24, Section 4.01, Section 4.03, Section 5.01 and Section 5.04 shall survive indefinitely and (b) Section 3.19 and Section 3.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller and the Members. Subject to the other terms and conditions of this ARTICLE VIII, Seller and each of the Members, jointly and severally, shall indemnify and defend each of Buyer, its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller or the Members contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller or the Members pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or the Members pursuant to this Agreement; or

(c) any Indebtedness of the Company, other than the CLS Holdings Loan, outstanding as of the Closing.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Seller, the Members, their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.04 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Seller, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.05 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. Buyer may, in its sole discretion, offset any Losses due to it by Seller or the Members from any amounts due to Seller or the Members, whether pursuant to this Agreement or otherwise.

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.08 Exclusive Remedies. Subject to Section 6.06 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Section 8.09 Certain Limitations. Notwithstanding anything otherwise provided in ARTICLE VIII or otherwise pursuant to this Agreement:

(a) The Sellers and Members shall not have any liability under Section 8.01 of this Agreement unless and until the amount of the aggregate Losses claimed by such indemnitee exceeds Twenty Thousand and 00/100 ($20,000.00) U.S. Dollars (the “Threshold”), whereupon Sellers and Members shall indemnify, defend, protect and hold harmless the other party for the amount of all Losses.

(b) In no event shall the Seller and Members aggregate liability for any claims of indemnification under this ARTICLE VIII for breach, inaccuracy or misrepresentation with respect to any representation or warranty under Sections 3.01 and 3.04, exceed the aggregate sum equal to the Purchase Price. In no event shall the Seller and Members aggregate liability for any claims of indemnification under this ARTICLE VIII for breach, inaccuracy or misrepresentation with respect to any other representation or warranty under ARTICLE III exceed the aggregate sum equal to twenty percent (20%) of the Purchase Price.

ARTICLE IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller, the Member Representative and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller or the Members pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller or the Members, as applicable, within ten days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 31, 2019, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, provided, however, that Buyer may chose, in its sole discretion, to continue to extend the term of this Agreement until all such conditions have been fulfilled;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer, as applicable, within thirty (30) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.03 shall not have been fulfilled by August 31, 2019, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, provided, however, that Buyer may chose, in its sole discretion, to continue to extend the term of this Agreement after August 31, 2019 by payment of Seller’s month-to-month lease payments due under the lease agreement disclosed pursuant to Section 3.10(b) of the Disclosure Schedules, until all such conditions have been fulfilled or the Agreement is otherwise terminated pursuant to the provisions of this Section 9.01;

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE IX and Section 6.05 and ARTICLE X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	2131 Washington Street Boston, Massachusetts 02119 Facsimile: [____________] Email: jon@hempest.com Attention: Jonathan Napoli

with a copy to:	Barrett & Singal PC One Beacon Street, Suite 1320 Boston, MA 02108 Facsimile: 617-722-0276 Email: sryan@barrettsingla.com Attention: Sean Ryan

If to the Members (Member Representative):	David Noble 246 Bowker Street Norwell, MA 02061

with a copy to:	Barrett & Singal PC One Beacon Street, Suite 1320 Boston, MA 02108 Facsimile: 617-722-0276 Email: sryan@barrettsingla.com Attention: Sean Ryan

If to Buyer:	11767 S. Dixie Highway, Suite 115 Miami, Florida 33156 Facsimile: 888-438-9132 Email: jeff@clslabs.com Attention: Jeffrey Binder

with a copy to:	Nelson Mullins Broad & Cassel One North Clematis Street Suite 500 West Palm Beach, FL 33401 Facsimile: (305) 995-6389 Email: Kathleen.deutsch@nelsonmullins.com Attention: Kathleen Deutsch

Section 10.03 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision or Section of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), (f) the terms “year” and “years” mean and refer to calendar year(s), (g) the term “or” has the inclusive meaning represented by the phrase “and/or”, (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if” and (g) unless set forth specifically otherwise, the settlement of all payments hereunder shall be made in Dollars. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. Any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends. Whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. The Disclosure Schedules, and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.06(b), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits, and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

Section 10.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS IN EACH CASE LOCATED IN SUFFOLK COUNTY, MASSACHUSETTS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION

OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY OPPORTUNITIES REGARDING MARIJUANA HEREBY CONTEMPLATED INVOLVE A HIGH DEGREE OF RISK. THE PROPOSED PROJECT IS IN DIRECT VIOLATION OF THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA IN REGARD TO DISPENSING, CULTIVATING, INFUSING, POSSESSING, USING, AND SELLING MARIJUANA. THE PARTIES AGREE THAT THEY SHALL NOT RAISE ANY DEFENSE THAT THIS AGREEMENT IS VOID AGAINST PUBLIC POLICY OR OTHERWISE ILLEGAL AS A DEFENSE IN ANY REGARD.

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Member Representative.

(a) By the execution and delivery of this Agreement, including by way of mutually executed counterparts hereof, each Member hereby irrevocably constitutes and appoints David Noble as the true and lawful agent and attorney-in-fact of such Member with full powers of substitution to act in the name, place and stead of such Member with respect to the performance on behalf of such Member under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Member Representative shall deem necessary or appropriate in connection with any Transaction, but such appointment shall be limited to the power to;

(i) amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among the Members;

(ii) employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Member Representative, in the sole discretion thereof, deems necessary or advisable in the performance of the duties of the Member Representative;

(iii) incur any expenses, liquidate and withhold assets received on behalf of the Members prior to their distribution to the Members to the extent of any amount that the Member Representative deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing account established solely for such purpose;

(b) The appointment of the Member Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Member Representative as the act of any Member in all matters referred to herein. Each Member hereby ratifies and confirms that the Member Representative shall do or cause to be done by virtue of such Member Representative’s appointment as Member Representative of such Member. The Member Representative shall act for each Member on all matters set forth herein in the manner the Member Representative believes to be in the best interest of such Member, but the Member Representative shall not be responsible to any Member for any loss or damage any Member may suffer by reason of the performance by the Member Representative of such Member Representative’s duties hereunder, other than loss or damage arising from willful misconduct or gross negligence in the performance of such Member Representative’s duties hereunder.

(c) Each Member hereby expressly acknowledges and agrees that the Member Representative is authorized to act on behalf of such Member notwithstanding any dispute or disagreement among the Members, and that any Person shall be entitled to rely on any and all action taken by the Member Representative hereunder without liability to, or obligation to inquire of, any Member. In the event the Member Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Member Representative shall be the Person the Members unanimously approve and appoint.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, effective as of the date first written above.

BUYER: CLS Massachusetts, Inc.
By /s/ Jeffrey Binder Name: Jeffrey Binder Title: Chief Executive Officer

SeLLer: CannAssist, LLC
By /s/ Jon Napoli Name: Jon Napoli Title: President

MEMBER REPRESENTATIVE:

/s/ David Noble
David Noble

MEMBERS:

/s/ Jonathan Napoli
Jonathan Napoli

/s/ David Noble
David Noble

Annex A

Members of CannAssist, LLC

David Noble

Jon Napoli

Exhibit A

Amended and Restated Operating Agreement

Exhibit B

Employment Agreement